Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Veru Inc. (“the Company”) of our report dated October 18, 2017 with respect to the balance sheets of Aspen Park Pharmaceuticals, Inc. as of September 30, 2016 and 2015, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended September 30, 2016 and 2015 included in the Company’s Form 8-K dated October 25, 2017.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

January 11, 2018